Exhibit 10.1

AMENDMENT

TO SEVERANCE AND CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT between Jonathan Yingling (the "Executive") and Idera Pharmaceuticals, Inc. (''the Company'') shall be effective January 27, 2020.

WHEREAS, the Executive and the Company have the authority to amend the Severance and Change of Control Agreement between the Executive and the Company dated March 14, 2017 (“Agreement”), and now wish to do so;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree to amend the Agreement as follows:

1.                  A Section 6(h) of the Agreement is hereby added to the Agreement as follows:

Consulting. For one (1) year from the Date of Termination (the “Consultancy Term”), Executive shall provide consulting services to Company, upon request, on projects and issues related, directly and indirectly, to his responsibilities when employed by Idera. In exchange for the consulting services, Executive shall be entitled to the benefits set forth under Section 6(e) of the Agreement and Executive’s Incentive Stock Options, Non-Statutory Stock Options and Restricted Stock Units under the Company’s 2013 Stock Incentive Plan, as amended, shall continue to vest during the Consultancy Term. Further, in exchange for the consulting services, if a Change of Control as set forth in Section 2 of the Agreement shall occur during later of (i) the Consultancy Term or (ii) one year from the Date of Termination, the Executive shall be entitled to the benefits set forth under Section 6(d)(ii-iv) of the Agreement, less any amounts already paid under Section 6(e).

2.                  Section 13(c)) of the Agreement shall be stricken in its entirety and replaced as follows:

(c) Executive provides satisfactory evidence to the Company within ten (10) days of the Date of Termination or the end of the Consultancy Term, whichever is later, that he has returned all Company property, confidential information and documentation to the Company, and (d) prior to the expiration of the Consideration Period, provides the Company with a signed written resignation of Executive’s status as an officer of the Company or any of its affiliates, if applicable.

3.                  Exhibit A hereto shall constitute Idera’s Release Agreement under paragraph 13 of the Agreement.

4.                  In all other respects, the Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Executive and the Company have caused this Amendment to be signed and effective on the date set forth above.

EXECUTIVE	IDERA PHARMACEUTICALS, INC.

/s/ Jonathan Yingling	/s/ Vincent J. Milano
Jonathan Yingling	By:	Vincent J. Milano Chief Executive Officer

January 27, 2020	January 27, 2020
Date	Date

Exhibit A

GENERAL RELEASE

This General Release (“Agreement”) is entered into by and between Jonathan Yingling (“Employee”) and Idera Pharmaceuticals, Inc. (“Company”).

WHEREAS, the Employee and Company have entered into a Severance and Change of Control Agreement, which provides for payment conditioned upon Employee executing a Release Agreement in the form and scope determined by the Company.

WHEREAS, the Employee and Company agree that this Agreement shall constitute the Release Agreement referred to in the Severance and Change of Control Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Release.

a.	Employee represents, warrants and covenants that Employee has not filed any charges, complaints or lawsuits against the Company, its parent, subsidiary or any related companies, or any of its or their officers, directors, principals, shareholders, employees, agents, or representatives (collectively “Releasees”) with any governmental agency, tribunal or court. While nothing in this Section is intended to prohibit Employee from initiating contact, filing a charge, or otherwise cooperating with, or assisting any governmental agency in any lawful investigation, by signing this Agreement, Employee agrees and acknowledges that he/she is waiving, and will not be entitled to any other or further monetary, financial or equitable relief.

b.	Employee represents and warrants that he/she has reported any violations known to Employee’s manager of Idera’s Code of Business Conduct (the “Code”) or of any law by the Company or any Company employee or agent, as required by the Code.

c.	In consideration for the compensation and benefits set forth in Section 2 of this Agreement, Employee, on behalf of Employee, Employee’s heirs, estate, executors, administrators, agents, beneficiaries, trustees, legal and other representatives, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Releasees, from any and all charges, promises, actions, causes of actions, covenants, contracts, controversies, agreements, complaints, claims, liabilities, obligations, suits, demands, grievances, arbitrations, costs, losses, debts and expenses, including attorney’s, of any nature whatsoever (hereinafter “Claims”), known or unknown, or foreseen or unforeseen which Employee has or may have against Releasees, or any of them, arising at any time prior to and including the date Employee signs this Agreement; further including, without limitation, any and all Claims which relate directly or indirectly to Employee’s employment with Company and Employee’s separation from that employment; and further including without limitation, Claims, whether statutory, at common law or otherwise, for wrongful termination of employment, breach of contract, detrimental reliance, promissory estoppel, infliction of emotional distress, defamation, fraud, misrepresentation or any other tort, and Claims under the laws of the United States, the state of Employee’s employment, or any other state, for discrimination based upon sex, race, age, national origin, religion, handicap, disability, retaliation, or on any other basis, including, without limitation, Claims based on Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any related state or local laws otherwise covering Employee’s employment and separation.

d.	Employee agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or Claims Employee may have as of the date Employee signs this Agreement and that Employee has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Agreement or its terms.

e.	Employee also agrees and acknowledges that, in the event that Employee breaches any obligation under this Section, except as it relates to any lawful challenge of the enforceability of this Release under the Older Workers Benefit Protection Act; the filing of any claim for unemployment compensation; the filing of any claim for benefits under any worker’s compensation law; or the exception noted above dealing with the filing of any charge with any governmental agency, including cooperation with such agency; then, in the event of such a breach, Employee will no longer be entitled to receive any amounts which would otherwise be due and also be obligated to repay Company any amounts paid under Section 2 above.

f.	Return of Company Property: Employee shall return within 10 business days of the end of Executive’s consultancy with Company, all Company property, including but not limited to all credit and telephone call cards, computers and computer-related equipment (i.e. hardware, software, diskettes, etc.), keys, automobiles and all originals and copies of books, records, lists (including all customer lists), printouts, Company intellectual property and any other documents. The failure to do so will be deemed a material breach of this Agreement by Employee and will relieve the Company of its obligations to pay Employee the severance and benefits continuation as provided for herein.

2.	Confidentiality

a.	Employee represents and agrees that Employee will keep the terms of this Agreement, including the existence of the Agreement itself, completely confidential, except that Employee may discuss this Agreement with Employee’s attorney, tax advisor/accountant and spouse.

b.	Employee shall not use or disclose or allow the use or disclosure by any third party, of any Company financial, proprietary, personnel or corporation information, without the prior express written consent of the Company. These rights of the Company are in addition to and without limitation to those rights available to the Company under common law. In view of the nature of Employee’s employment and the nature of the information that Employee has received during the course of Employee’s employment, Employee agrees that any unauthorized disclosure of such information to third parties or the use of such information by Employee would cause irreparable damage to the Company; therefore, the Company shall be entitled to an injunction prohibiting Employee from any use, disclosure or attempted use or disclosure. All agreements Employee has signed with the Company relating to Employee’s confidentiality obligations, Employee’s inventions and Employee’s obligations to refrain from soliciting or attempting to entice away any employee or customer of the Company remain in full force and effect, are not abrogated by this Agreement, and are incorporated herein by this reference.

3.	Non-Disparagement

a.	Employee agrees to refrain from making any disparaging or false statements, oral or written, about any or all of the Releasees. If contacted for a reference or other information with respect to Employee, Company shall decline to furnish any information with respect to Employee and indicate that Company does not, as a matter of Company policy, provide such information; however, Company may verify Employee’s dates of employment, job title and job duties.

b.	Employee agrees not to hereafter encourage, or in any way, assist or cooperate with any private person or entity (except as expressly required and compelled by law) in any matter or proceeding of any kind against any or all of the Releasees relating to any matter arising out of Employee’s employment with the Company or separation therefrom, or with regard to the employment or separation of any other individuals by the Company or any Releasee and except as required and compelled by law, Employee shall not provide information to any other private person for such purposes. Employee agrees that Employee will not initiate, facilitate, or engage in communication or conduct with any private person or entity for the purpose of doing anything prohibited by this paragraph. Employee agrees that Employee shall not communicate either orally or in writing with any print or broadcast media (including, without limitation, TV, radio, internet, newspaper, books, magazines) about any matter arising out of Employee’s employment with the Company or separation therefrom.

4.	Cooperation: Upon request by the Company, Employee shall provide advice and information to the Company concerning matters that arose during Employee’s employment and shall assist and cooperate with the Company (at reasonable dates, times and places) in any litigation or local, state or federal administrative proceedings concerning matters that arose during Employee’s employment. In the event that Employee incurs expenses in connection with such litigation or administrative proceedings at the request of the Company, the Company shall promptly reimburse Employee such reasonable expenses.

5.	Non-Admission: Employee acknowledges and agrees that neither this Agreement nor any actions or statements taken hereunder constitute nor are they to be construed as an acknowledgement, evidence or admission of any liability or violation of any law or statute, the common law, or any agreement which exists or which allegedly may exist by and among Employee and any or all of the Releasees. Releasees specifically deny and disclaim any liability.

6.	Hold Harmless: If the Company contends that a breach of this Agreement has occurred, then any and all future financial obligations under this Agreement shall be held in abeyance until resolution of the breach issue. If the breach is proven, and in addition to any other damages the Company can prove, Employee shall forfeit any and all future financial obligations that were due and owing after the breach and agrees to immediately repay any and all monies Employee received from the Company. Employee shall indemnify and hold Releasees harmless from and against any and all loss, costs, damage or expense, including without limitation, reasonable attorneys’ fees, incurred by any or all of the Releasees that arise out of any breach of this Agreement by Employee. In the event Employee is able to prove a breach of this Agreement by the Company, the Company shall indemnify Employee for reasonable attorneys’ fees Employee incurs in enforcing this Agreement.

7.	Alteration/Choice of Law

a.	This Agreement may not be altered or modified except by the mutual agreement of the parties, evidenced in writing executed by both parties and specifically identified as an amendment to this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws provisions. If, for any reason, any part or language within any part of this Agreement shall be deemed invalid or unenforceable, all remaining parts shall remain binding and in full force and effect.

b.	Employee represents and acknowledges that in executing this Agreement Employee does not rely upon any representation or statement made by any Company representative with regard to the subject matter, basis or effect of this Agreement. Employee has read the Agreement, understands its terms and has entered into this Agreement freely and voluntarily.

8.	Review and Revocation Rights. Pursuant to and in compliance with the Older Workers Benefit Protections Act, Employee:

a.	acknowledges that Employee has been advised that he/she should consult with an attorney or other third party at Employee’s sole expense in deciding whether to sign this Agreement, and also agrees that this Agreement is written in a manner that enables Employee fully to understand its content and meaning;

b.	agrees and acknowledges that Employee has been given at least fifty-two (52) days within which to consider this Agreement. To the extent the Employee executes this Agreement prior to the expiration of the 52-day period, Employee hereby waives his/her right to the balance of such period of consideration and acknowledges that his/her waiver of this period is knowing, voluntary and has not been induced by any fraud, misrepresentation, or a threat to withdraw or alter the terms of this Agreement by Releases or anyone else. Executed agreements should be returned to: Idera Human Resources, 505 Eagleview Blvd., Suite 212, Exton PA 19341; and

c.	acknowledges that Employee may revoke this Agreement during the seven (7) days following its execution, and that this Agreement shall not become effective or enforceable until the revocation period has expired. To be effective, Employee’s revocation of this Agreement must be in writing and delivered to: Idera Human Resources, 505 Eagleview Blvd., Suite 212, Exton PA 19341 on or before the effective date of revocation.

This Agreement is binding upon Employee and upon Employee’s respective heirs, administrators, representatives, executors, assigns and shall inure to the benefit of Releasees and their respective heirs, administrators, representatives, executors, successors and assigns.

By signing below, the parties signify that they have read the terms of this Agreement, fully understand its terms, are voluntarily agreeing to those terms, and intend to be legally bound.

IN WITNESS WHEREOF, the foregoing is agreed to by each party.

EXECUTIVE	IDERA PHARMACEUTICALS, INC.

/s/ Jonathan Yingling	/s/ Vincent J. Milano
Jonathan Yingling	By:	Vincent J. Milano Chief Executive Officer

January 27, 2020	January 27, 2020
Date	Date